Exhibit 4.1

GUARANTEE AGREEMENT, dated as of December 31, 2014 (as amended from time to time, this “Guarantee Agreement”), made by Walgreens Boots Alliance, Inc., a Delaware corporation (the “Guarantor”), in favor of (a) the Holders of (i) 1.000% Notes due 2015, (ii) 1.800% Notes due 2017, (iii) 5.250% Notes due 2019, (iv) 3.100% Notes due 2022 and (v) 4.400% Notes due 2042 (collectively, the “Notes”), in each case, of Walgreen Co., an Illinois corporation (the “Company”), and (b) Wells Fargo Bank, National Association (together with its successors and assigns, the “Trustee”), as trustee under the Indenture (as defined below; unless otherwise defined herein, capitalized term shall have the meanings assigned to them in the Indenture) with respect to the Notes.

WITNESSETH:

WHEREAS, on August 2, 2012, the Company completed the initial investment contemplated by the Purchase and Option Agreement dated June 18, 2012, as amended on August 5, 2014 (the “Amendment”), by and among the Company, Alliance Boots GmbH and AB Acquisitions Holdings Limited (as amended by the Amendment, the “Purchase and Option Agreement”), which resulted in the Company’s acquisition of 45% of the issued and outstanding share capital of Alliance Boots GmbH.

WHEREAS, the Purchase and Option Agreement also provided, among other things and subject to the satisfaction or waiver of specified closing conditions, that the Company had the right, but not the obligation, to acquire the remaining 55% of the issued and outstanding share capital of Alliance Boots GmbH (the “Call Option”) in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of the Guarantor’s common stock, subject to certain specified adjustments (the “Second Step Transaction”).

WHEREAS, pursuant to the Amendment, the Call Option became exercisable by the Company on August 5, 2014, and the Company, through an indirect wholly owned subsidiary to which it previously assigned its rights under the Call Option, exercised the Call Option on August 5, 2014.

WHEREAS, in connection with consummation of the Second Step Transaction, the Guarantor issued seven separate series of Dollar denominated notes in aggregate principal amount equal to $8,000,000,000 (the “WBA Dollar Notes”), two separate series of British pound sterling denominated notes in aggregate principal amount equal to £700,000,000 (the “WBA Sterling Notes”) and one series of euro denominated notes in aggregate principal amount equal to €750,000,000 (the “WBA Euro Notes” and together with the WBA Dollar Notes and WBA Sterling Notes, the “WBA Notes”) under an indenture with Wells Fargo Bank, National Association, dated as of November 18, 2014, the proceeds of which will be used, among other things, to fund a portion of the cash consideration payable in connection with the Second Step Transaction.

WHEREAS, the Company executed that certain Guarantee Agreement, dated as of November 18, 2014, in connection with the Guarantor’s issuance of the WBA Dollar Notes and that certain Guarantee Agreement, dated as of November 20, 2014, in connection with the Guarantor’s issuance of the WBA Sterling Notes and WBA Euro Notes, in consideration, among other things, of the benefits the Company will obtain as a result of the consummation of the Second Step Transaction.

NOW, THEREFORE, in consideration of the aforesaid premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Guarantor hereby agrees as follows:

Section 1. Guarantee. The Guarantor hereby fully and unconditionally guarantees (the “Guarantee”) to each Holder of the Notes and to the Trustee, on an unsecured, unsubordinated basis, the full and prompt payment of principal of, premium, if any, interest on, and Additional Amounts, if any, with respect to, each series of Outstanding Notes when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, including all fees and expenses due and owing to the Trustee pursuant to the terms of the Indenture dated as of July 17, 2008 (as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof and, with respect to any Security, including each series of the Notes, by the terms and provisions of such Security established pursuant to Section 3.1 thereof (as such terms and provisions may be amended pursuant to the applicable provisions thereof), the “Indenture”), between the Company and the Trustee (collectively, the “Obligations”). The Guarantee hereunder constitutes a guarantee of payment and not of collection.

Section 2. Guarantee Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Notes with respect thereto. The liability of the Guarantor under the Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Indenture, the Notes or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture; or

(c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor (other than a defense of payment in full and other than as set forth in Section 3 hereof).

Section 3. Termination of Guarantee.

(a) This Guarantee Agreement will automatically terminate, and the obligations of the Guarantor hereunder will be unconditionally released and discharged, if and when the aggregate outstanding principal amount of the Notes is less than $400,000,000.

(b) In addition, this Guarantee Agreement will automatically terminate, and the obligations of the Guarantor hereunder will be unconditionally released and discharged with respect to any series of Outstanding Notes, upon the occurrence of a Ratings Event (as defined below) with respect to such series of Outstanding Notes.

(c) As used herein:

(i) “Applicable Rating” means, at the time of determination, a rating equal to the rating assigned by each Rating Agency on the WBA Notes at such time.

(ii) “Moody’s” means Moody’s Investors Service, Inc. and its successors.

(iii) “Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or WBA Notes, as applicable, or fails to make a rating of the Notes or WBA Notes, as applicable, publicly available for reasons outside of the Guarantor’s control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by the Guarantor (as certified by a resolution of its board of directors or any authorized committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

(iv) “Rating Event” means, with respect to any series of Outstanding Notes, the receipt by the Guarantor of written confirmation from each Rating Agency that it would continue to assign a rating to such series of Outstanding Notes equal to or higher than the Applicable Rating after giving effect to the termination of this Guarantee Agreement and the unconditional release and discharge of the obligations of the Guarantor hereunder, in each case, with respect to such series of Outstanding Notes.

(v) “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

(d) Once released in accordance with its terms, this Guarantee Agreement will not subsequently be required to be reinstated for any reason.

Section 4. Waiver; Subrogation.

(a) The Guarantor hereby waives notice of acceptance of the Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding filed first against the Company, protest or notice with respect to the Notes or the indebtedness evidenced thereby and all demands whatsoever.

(b) The Guarantor shall be subrogated to all rights of the Trustee or the Holders of any Notes against the Company in respect of any amounts paid to the Trustee or such Holder by the Guarantor pursuant to the provisions of this Guarantee Agreement; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full.

Section 5. No Waiver; Remedies. No failure on the part of the Trustee or any Holder of any series of Notes to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 6. Transfer of Interest. This Guarantee Agreement shall be binding upon the Guarantor, and its successors, transferees and assigns, and shall inure to the benefit of and be enforceable by any Holder of Notes, the Trustee, and by their respective successors, transferees and assigns, pursuant to the terms hereof. This Guarantee Agreement shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any other person.

Section 7. Amendment.

(a) Without the consent of any Holders of Notes, the Guarantor and the Trustee, at any time and from time to time, may enter into one or more amendments or modifications hereto, for any of the following purposes:

(i) to evidence the succession of another Person to the Guarantor, and the assumption by any such successor of the covenants of the Guarantor contained herein; or

(ii) to add to the covenants of the Guarantor for the benefit of the Holders of all or any series of Notes or to surrender any right or power herein conferred upon the Guarantor with respect to all or any series of Notes; or

(iii) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Guarantee Agreement which shall not adversely affect the interests of the Holders of Notes of each applicable series then Outstanding in any material respect, provided that any amendment made solely to conform the provisions of this Guarantee Agreement to the corresponding description of the Guarantee contained in the applicable prospectus or prospectus supplement for the applicable WBA Notes shall be deemed to not adversely affect the interests of the Holders; or

(iv) to amend or supplement any provision contained herein, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of Notes of each applicable series then Outstanding.

(b) Subject to Section 7(a) above, with respect to each separate series of Outstanding Notes, the Guarantor may and the Trustee shall, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes of each such series affected by such amendment, modification or waiver, by Act of said Holders delivered to the Guarantor and the Trustee, enter into an agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Guarantee Agreement in respect of such series of Outstanding Notes, of modifying in any manner the rights of the Holders of Notes of such series under this Guarantee Agreement, of releasing the Guarantor from any or all of its obligations under this Guarantee Agreement in respect of such series or of waiving any past default hereunder with respect to such series and its consequences; provided, however, that no such agreement, without the consent of the Holder of each Outstanding Note of the series affected thereby, shall modify this Section 7(b) in respect of such series.

(c) No amendment, modification or waiver in respect of this Guarantee Agreement will be effective unless in writing and executed by each of the parties hereto.

(d) Upon the execution of any amendment, modification or waiver under this Section 7, this Guarantee Agreement shall be deemed to be modified and amended in accordance therewith, and such amendment, modification or waiver shall form a part of this Guarantee Agreement for all purposes; and the respective rights, limitation of rights, duties, powers, trusts and immunities under this Guarantee of the Trustee, the Guarantor and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be determined, exercised and enforced thereunder to the extent provided therein.

(e) As a condition to executing any amendment, modification or waiver under this Section 7, the Trustee shall receive an Opinion of Counsel stating that such amendment, modification or waiver is authorized or permitted by this Guarantee Agreement and complies with the provisions hereof, and an Officers’ Certificate stating that all conditions precedent to the execution of such amendment, modification or waiver have been fulfilled.

(f) As used herein:

(i) “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, a President or a Vice President, and by the Chief Financial Officer, the Treasurer or the Secretary of the Guarantor, that complies with the requirements of Section 314(e) of the TIA (as defined below) and is delivered to the Trustee.

(ii) “Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Guarantor or other counsel, that, if required by the TIA, complies with the requirements of Section 314(e) of the TIA.

Section 8. Governing Law. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 9. No Recourse Against Others. A director, officer, employee, stockholder, partner or other owner of the Guarantor, as such, shall not have any liability for any obligations of the Guarantor under this Guarantee Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 10. Consolidation, Amalgamation and Merger. The Guarantor shall not consolidate or amalgamate with or merge into any other Person (whether or not affiliated with the Guarantor), unless the Guarantor is the surviving Person or the surviving Person (if other than the Guarantor) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume the obligations hereunder.

Section 11. Limitation on Liability. Any term or provision of this Guarantee Agreement to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.

Section 12. Separability. In case any provision in this Guarantee Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 13. Headings. The section headings of this Guarantee Agreement have been inserted for convenience of reference only, are not to be considered a part of this Guarantee Agreement and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13. Notices, Etc., to the Guarantor. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Guarantee Agreement to be made upon, given or furnished to, or filed with, the Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Guarantor addressed to the address last furnished in writing to the Trustee by the Guarantor, or, if no such address has been furnished, to Treasurer, 108 Wilmot Road, Deerfield, Illinois 60015.

Section 14. Rights of the Trustee. The Trustee shall have no duties under this Guarantee Agreement other than those expressly set forth herein, and in entering into or in taking (or forbearing from) any action under or pursuant to the Guarantee Agreement, the Trustee shall have and be protected by all of the rights, powers, immunities, indemnities and other protections granted to it under the Indenture.

Section 15. Counterparts; Effectiveness. This Guarantee Agreement may be executed in any number of counterparts. This Guarantee Agreement shall become effective upon the execution and delivery by the Guarantor of a counterpart hereof.

Section 16. Trust Indenture Act; Application. The Guarantor understands that this Guarantee Agreement may be qualified under the Trust Indenture Act of 1939 (the “TIA”) and any provision of this Guarantee Agreement required by the TIA or deemed to be included in this Guarantee Agreement by virtue of the TIA is hereby incorporated by reference. If any provision hereof limits, qualifies or conflicts with another provision which is required or deemed to be included in this Guarantee Agreement by any of the provisions of the TIA, such required or deemed provision shall control. If any provision of this Guarantee Agreement modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee Agreement as so modified or to be excluded, as the case may be.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

WALGREENS BOOTS ALLIANCE, INC.

By:
	Name:	Timothy R. McLevish
	Title:	Executive Vice President and
Chief Financial Officer and Treasurer

Agreed and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

By:
	Name:	Julius R. Zamora
	Title:	Vice President